BLUE SKY FILING SERVICES AGREEMENT

THIS BLUE SKY FILING SERVICES AGREEMENT is made as of the 18th day of January, 2017, by and between Brinker Capital Destinations Trust, a Delaware statutory trust (“Client”) and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

R E C I T A L S:

WHEREAS, Client has been retained to provide certain services to those investment companies which, together with any portfolio, series or classes thereof, are identified on Exhibit “A” to this Agreement (individually, a “Fund” and collectively, the “Funds”); and

WHEREAS, Client wishes to retain UMBFS to provide certain services with respect to the establishment and/or maintenance of state securities law filings for the Funds, and UMBFS is willing to furnish such services in accordance with the terms of this Agreement.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Appointment. Client hereby appoints UMBFS to provide the services to the Funds described in Section 4 of this Agreement, for the period and on the terms set forth herein. UMBFS accepts such appointment and agrees to furnish the services described in Section 4 of this Agreement in return for the compensation set forth on Exhibit “B” attached hereto. In the event that Client decides to add one or more new portfolios, series or classes to a Fund, with respect to which it wishes to retain UMBFS to provide services hereunder to such Fund or Funds, Client shall notify UMBFS in writing. UMBFS shall notify Client in writing of any terms and compensation that differ from the provisions of this Agreement. Upon acceptance by Client of such terms, the portfolio, series or class shall become a Fund hereunder.

2. Delivery of Documents. Client will furnish UMBFS with copies of each of the following, as applicable, upon the commencement of this Agreement:

(a) A listing of all jurisdictions in which Client desires UMBFS to effect a notice filing for each Fund or a listing of all jurisdictions in which each Fund that has commenced operations is lawfully available for sale as of the date of this Agreement (the “Filing List”). Client represents and warrants to UMBFS that each Fund is lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to UMBFS pursuant to this Section 2(a);

(b) Each Fund’s most recent Registration Statement or Post-Effective Amendment, as applicable, filed under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940 Act, as amended ( the “1940 Act”) with the Securities and Exchange Commission (the “SEC”);

(c) Each Fund’s most recent prospectus and statement of additional information and, if applicable, most recent annual report;

(d) Those documents necessary to obtain and/or maintain issuer agent/dealer registrations including, but not limited to fingerprint cards, photos, examination score reports and surety bonds.

3. Obligations of Administrator. To enable UMBFS to perform its duties hereunder, Client agrees to assume the following obligations:

(a) To provide UMBFS with written instructions regarding (i) the amount of shares to be qualified for sale from time to time for each Fund in each jurisdiction listed on the Filing List; and (ii) any other matter upon which UMBFS requests direction or advice from Client in connection with the performance of its duties hereunder (collectively, “Written Instructions”); and

(b) To provide UMBFS with amendments and supplements to each of the documents required to be delivered under Section 2 of this Agreement, as soon as the same become available, in such quantities as UMBFS shall determine are reasonably necessary to perform its obligations under Section 4 hereof.

4. Services and Duties. UMBFS agrees to perform the specific services listed in this Section 4. In performing such services, UMBFS will act in accordance with the instructions and directions of Client. Unless otherwise provided in this Agreement, UMBFS shall act only upon Written Instructions.

(a) UMBFS shall effect and maintain, as the case may be, the qualification of shares of the Funds for sale under the securities laws of the jurisdictions indicated for each Fund on the Filing List furnished to UMBFS pursuant to Section 2(a) of this Agreement by filing Form NF or such other form(s) as a jurisdiction may require, in such amounts as are set forth from time to time in Client’s Written Instructions, as well as any required issuer agent/dealer applications (collectively, “Blue Sky Filings”), and, subject to the limitations of Section 5, remitting fees to such jurisdictions as required under applicable Blue Sky laws.

(b) UMBFS shall file with each jurisdiction on the Filing List, as required, the appropriate materials relating to the Funds, including, but not limited to the Funds’ Registration Statements or Post-Effective Amendments, definitive copies of the Funds’ prospectuses and statements of additional information and any supplements thereto, annual reports, and the documents necessary to procure issuer agent/dealer registrations, if applicable.

(c) UMBFS shall monitor sales in each jurisdiction set forth on the Filing List for each Fund on a daily basis. In the event sales of shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions, UMBFS will promptly prepare an amendment to the Fund’s notice permit to increase the offering amount.

(d) In connection with the foregoing, Client hereby grants to UMBFS the limited power of attorney on behalf of the Funds to sign all Blue Sky forms and other related documents.

(e) If requested by Client, UMBFS shall provide reports of sales activities in each jurisdiction on the Filing List for each Fund. Sales will be reported by state of shareholder residence for sales to individual shareholders or to omnibus accounts whose account owners transmit underlying shareholder information to UMBFS via electronic interfaces. Trades by all other omnibus accounts will be reported by the trustee’s or other omnibus account owner’s state of residence. NSCC trades will be reported by the state provided by the dealer at the point of sale.

(f) UMBFS shall keep those records prepared pursuant to its obligations under this Agreement, as well as any records received by UMBFS from the Funds’ prior Blue Sky services provider, if applicable, in the form and manner, and for such periods as it may deem advisable but not inconsistent with the rules and regulations of appropriate governmental authorities, in particular, Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS may deliver to the Funds from time to time, at the Funds’ sole expense, for safekeeping or disposition by the Funds in accordance with law, such records, papers and documents accumulated in connection with the execution of its duties or received from former service providers, as UMBFS may deem advisable. Client shall assume all responsibility for any failure thereafter to produce any record, paper or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records maintained by UMBFS, which have not been previously delivered to the Funds pursuant to the foregoing provisions of this paragraph shall be considered to be the property of the Funds, shall be made available upon request for inspection by the officers, employees and auditors of the Funds, and shall be delivered to the Funds promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS (to the extent permitted under applicable license agreements) on the date of such termination or such earlier date as may be requested by the Funds. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

UMBFS may rely on any Written Instructions it receives from Client pursuant to this Agreement, and shall be protected in any action it takes or does not take in reliance upon directions, advice or Written Instructions it receives from Client; provided, however, that UMBFS shall remain liable for any action or inaction on its part that constitutes bad faith, negligence or willful misconduct in connection with the performance of its duties hereunder. In the event UMBFS is asked to correct any action or inaction of any former service provider, then UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.

5. Payment of Fees. Subject to payment to UMBFS in advance, UMBFS will remit to the respective jurisdictions the appropriate fees for each Blue Sky Filing. Client will, from time to time as specifically agreed between the parties, send checks to UMBFS for the payment of such fees promptly upon request by UMBFS. UMBFS intends to prepare and file applications to renew notice permits and any issuer agent/dealer registrations (if applicable) at least one month prior to the expiration dates, or sooner in jurisdictions that require earlier receipt of renewal applications. Whenever possible, UMBFS will request the funds necessary for the payment of renewal fees ten (10) business days in advance of the date the fees are required by UMBFS to accommodate a filing date well in advance of the applicable expiration date. UMBFS may, in its sole discretion, advance fees due for a Blue Sky Filing. Any amounts so advanced will appear on Client’s next regular monthly invoice, and are payable in accordance with the terms of Section 6 hereof.

6. Compensation. For the services provided by UMBFS under this Agreement, Client agrees to pay UMBFS the fees set forth on Exhibit “B” hereto. The fees shall be calculated in arrears and billed on a monthly basis. Client agrees to pay all fees within thirty (30) days of receipt of each invoice. UMBFS retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty (30) day period.

7. Limitations of Liability. UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds or Client in connection with the matters to which this Agreement relates, so long as it acts in good faith and with due diligence and is not negligent or guilty of any willful misconduct in connection with the performance of its duties. Without limiting the generality of the foregoing or any other provision of this Agreement, UMBFS shall not be liable for (i) losses beyond its control, provided that it has acted in accordance with the standard of care set forth above; (ii) the validity or invalidity or authority or lack thereof of any Written Instruction, which UMBFS reasonably believes to be genuine, (iii) the failure to file on a timely basis any material or pay a filing fee to be provided by Client that was not received on a timely basis from Client; (iv) the accuracy or adequacy of materials it receives from Client for filing; or (v) subject to Section 9, delays or errors or other loss of data occurring by reason of circumstances beyond UMBFS’ control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

Notwithstanding anything in this Agreement to the contrary, neither UMBFS nor its affiliates shall be liable to Client or any Fund for any consequential, special or indirect losses or damages which Client or any Fund may incur or suffer by or as a consequence of UMBFS’ performance of its services hereunder, whether or not the likelihood of such losses or damages was known by UMBFS or its affiliates.

8. Indemnification. Client agrees and acknowledges that UMBFS has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct of Client or its service providers prior to the date hereof of those duties which UMBFS has agreed to perform pursuant to this Agreement. Client further agrees to indemnify UMBFS against any losses, claims, damages or liabilities to which UMBFS may become subject in connection with or arising out of (i) the conduct by Client or its service providers of such duties prior to the date hereof; (ii) a breach of any of Client’s obligations, representations or warranties hereunder; and (iii) any action or omission to act which UMBFS takes at the request or direction of the Fund or in reliance on Written Instructions unless the result of UMBFS’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. Disaster Recovery. UMBFS shall make reasonable provision for emergency electronic data processing equipment. In the event of equipment failures, UMBFS shall take reasonable steps to minimize services interruptions. UMBFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by UMBFS’ own bad faith, negligence or willful disregard of its duties under this Agreement.

10. Service to Other Companies or Accounts. Client understands that the persons employed by UMBFS to assist in the performance of UMBFS’ duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of UMBFS or any affiliate of UMBFS to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, including services of the type provided hereunder.

11. Notices. Any notice or other instrument or materials authorized or required by this Agreement to be given in writing to Client or to UMBFS shall be sufficiently given if addressed to such party and received by it at its office set forth below or at such other party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To Client:

Brinker Capital Destinations Trust

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

Attn: Jason Moore, President

To UMBFS:

UMB Fund Services, Inc.

235 W. Galena Street

Milwaukee, Wisconsin 53212

Attn: General Counsel

12. Term and Termination. This Agreement shall commence on the date hereof and shall continue in effect for a period of three (3) years (the “Initial Term”). Thereafter, the Agreement shall automatically renew for additional one year terms unless earlier terminated as specified hereinafter (each a “Renewal Term”). In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term for any reason other than (i) the closure or liquidation of the Funds, or (ii) the Transfer Agent’s uncured material breach of the terms of this Agreement, the Trust shall be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or Renewal Term by giving the other party ninety (90) days’ written notice (including via e-mail) prior to the end of the respective term. The Trust may terminate this Agreement at any time in the event of Transfer Agent’s material breach of any term of this Agreement which is not cured by the Transfer Agent within sixty (60) days of receiving written or e-mail notice of such breach from the Trust. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of and at the expense of Client, shall deliver to the Funds or their successor Blue Sky service provider the records maintained hereunder, in the form maintained by UMBFS (to the extent permitted under applicable license agreements). Client shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by Client in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the maintenance of the qualification of the Shares by UMBFS; and (d) transportation of records and files in the possession of UMBFS. All such expenses shall be billed at cost with reasonable advance notice given to the Client of an estimate of such expenses. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by Client and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Funds. UMBFS shall not reduce the level of service provided to the Funds prior to termination following notice of termination by Client.

13. Amendment to this Agreement. This Agreement may be amended only by the written agreement of both parties hereto.

14. Governing Law. This Agreement shall be governed by the internal laws of the State of Wisconsin without regard to its conflict of law provisions.

15. Confidentiality.

(a) UMBFS agrees to maintain all information about the Funds that UMBFS acquires pursuant to this Agreement in confidence, and UMBFS agrees not to use, or permit the use of, any such information for any purpose except as set forth herein, or to disclose any such information to any person except as required to perform its duties hereunder, without the prior consent of Client, which consent shall not be unreasonably withheld and may not be withheld where UMBFS may be exposed to civil or criminal contempt proceedings or is required to divulge such information to duly constituted authorities. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent prior to receipt thereof, shall not be subject to this section.

(b) In connection with UMBFS’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of UMBFS, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding UMBFS’s information security program; and (e) anything designated as confidential (collectively, “UMBFS Confidential Information”). The Client, nor any of its officers, employees or agents shall disclose any of the UMBFS Confidential Information, directly or indirectly, or use the UMBFS Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement. The term “UMBFS Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Client; was available to the Client on a non-confidential basis prior to its disclosure by UMBFS or any of its affiliates; or (c) independently developed or becomes available to the Client on a non-confidential basis from a source other than UMBFS or its affiliates. The Client represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the UMBFS Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c) The provisions of this Section 15 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constructions or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

18. Authority to Execute. The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Client.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

BRINKER CAPITAL
DESTINATAIONS TRUST
(“Client”)

By:	_/s/ Jason B. Moore
Jason B. Moore
President

UMB FUND SERVICES, INC.
(“UMBFS”)

By:	/s/ Anthony J. Fischer
Anthony J. Fischer
President

Schedule A

to the

Blue Sky Filing Services Agreement

by and between

Brinker Capital Destinations Trust

and

UMB Fund Services, Inc.

FUNDS

Destinations Large Cap Equity Fund

Destinations Small-Mid Cap Equity Fund

Destinations International Equity Fund

Destinations Equity Income Fund

Destinations Real Assets Fund

Destinations Core Fixed Income Fund

Destinations Low Duration Fixed Income Fund

Destinations Global Fixed Income Opportunities Fund

Destinations Municipal Fixed Income Fund

Destinations Multi Strategy Alternatives Fund

Schedule B

to the

Blue Sky Filing Services Agreement

by and between

Brinker Capital Destinations Trust

and

UMB Fund Services, Inc.

FEES

Notice Filings

Permit Fee	$100 per permit
Includes:

•	Filing all initial and renewal notice applications

•	Filing amendment applications to increase offering amounts

•	Filing amendment applications to reflect changes in fund names or addresses; to merge or terminate funds; to remove classes, portfolios or prospectuses; to change fiscal year-ends; or to change distributors

•	Filing of definitive prospectus and statement of additional information, annual report, post-effective amendment and supplements to the states that still require the filing of such documents

•	Filing of claims of exemption

•	Daily sales monitoring

•	Manual entry of sales amounts for transfer agents that do not provide an electronic interface

•	Ongoing analysis to manage offering amounts

Other Fees and Expenses

Research	$175 per hour

Includes determining availability of exemptions and research on other Blue Sky issues; done only upon request or with prior approval of client.

Interface/Conversion Fee	TBD

Includes programming fees to convert both Blue Sky sales data and permit information, and design of an interface with transfer agent and/or broker dealers to download sales nightly, at rate established by software vendor.

Customized Report Fees

No charge, typically. Reports requiring an unusually large amount of programming time may require the payment of programming fees not to exceed $150 per hour. Programming fees will not be incurred without prior approval of client.

Out-of-Pocket Expenses
Out-of-pocket expenses include, but are not limited to, express delivery and expenses, including but not limited to attorney’s fees incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.